BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for
Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

12/28/2021

Work Order Item Number: W2021122800823-1802738
Filing Number: 20211983423
Filing Type: Certificate of Designation
Filing Date/Time: 12/28/2021 10:00:00 AM
Filing Page(s): 13

Indexed Entity Information:

Entity ID: E0480682008-2

Entity Name: TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
NATIONAL REGISTERED AGENTS, INC.
701 S CARSON ST STE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Transportation and Logistics Systems, Inc. Entity or Nevada Business Identification Number (NVID): E0480682008-02
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series G Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Attached Resolution
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/ John Mercadante Signature of Officer Date: 12/15/2021

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES G CONVERTIBLE PREFERRED STOCK OF TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

I, John Mercadante, hereby certify that I am the Chief Executive Officer of Transportation and Logistics Systems, Inc. (the "**Corporation**"), a corporation organized and existing under the Nevada Revised Statutes and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the "**Board**") by the Corporation's Articles of Incorporation (the "**Articles of Incorporation**"), the Board on December 15, 2021 adopted the following Certificate of Designation, Preferences, Rights and Limitations of Series G Convertible Preferred Stock of the Corporation for a series of shares of preferred stock designated as Series G Convertible Preferred Stock, none of which shares have been issued previously:

RESOLVED, that the Board hereby designates the Series G Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

Series G Convertible Preferred Stock

The Corporation designated a series of preferred stock, consisting of 1,000,000 shares as Series G Convertible Preferred Stock (the "**Series G**"). The Certificate of Designation, Preferences, Rights and Limitations of Series G Convertible Preferred Stock of the Corporation for the Series G Convertible Preferred Stock is hereby amended and restated to provide for a stated value of $10.00 per share (the "**Stated Value**") and to provide the following designations, rights and preferences:

The fact that an original Holder, as defined, purchased the Series G at a price less than the Stated Value shall not be deemed or construed to limit the rights of Holders provided in this Certificate of Designation, Preferences, Rights and Limitations of Series G Convertible Preferred Stock of the Corporation (the "**Certificate of Designation**")

1. Redemption.

(a) Unless prohibited by Nevada law governing distributions to stockholders, for a period of one-year beginning with the date that shares of the Series G are first issued to a Holder (the "**Initial Issuance Date**"),, as defined, the Corporation shall have the right but not the obligation to redeem all outstanding Series G (and not any part of the Series G) at a price equal to 115% of (i) the Stated Value per share plus (ii) all unpaid dividends thereon (the "**Redemption Price**").

(b) The Corporation shall give at least 10 days prior written notice to all holders of the Series G of the date upon which it shall redeem the Series G(the "**Redemption Date**").

(c) If the Corporation fails to redeem all outstanding Series G on the Redemption Date by delivering good funds in United States dollars to each holder of Series G (each, a "**Holder**"), it shall be deemed to have waived its redemption right.

2. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of the stockholders of the Corporation (or by written consent of stockholders

in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series G held by such the Holder are convertible as of the record date for determining stockholders entitled to vote on (or consent to) such matter. Except as provided by law, the Articles of Incorporation or this Certificate of Designation, the Holders of Series G shall vote together with the holders of the Corporation's common stock, par value $0.001 per share (the "**Common Stock**") as a single class and on an as-converted to Common Stock basis. The voting rights of each Holder shall be subject to the Beneficial Ownership Limitation contained in Section 7.

3. Liquidation. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive out of assets of the Corporation legally available therefor on a *pari passu* basis with the Series E Convertible Preferred Stock: (i) an amount per share equal to the sum of (x) the Stated Value and (y) unpaid dividends, and (ii) the same amount that a holder of the Corporation's Common Stock would receive on an as-converted basis (without regard to the Beneficial Ownership Limitation or any other conversion limitations hereunder). Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.

4. Participation Rights.

(a) For 24 months from the Initial Issuance Date, upon any issuance by the Corporation or any of its subsidiaries of Common Stock or securities which would entitle the holder thereof to acquire Common Stock at any time, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock ("**Common Stock Equivalents**"), for cash consideration, indebtedness or a combination of the foregoing (a "**Subsequent Financing**"), the Holders on a pro rata basis based on the number of shares of Series G held by them shall have the right to participate in up to an amount of the Subsequent Financing equal to 40% of the Subsequent Financing (the "**Participation Maximum**") on the same terms, conditions and price provided for in the Subsequent Financing. At least 10 Trading Days (as defined in Section 7) prior to the closing of the Subsequent Financing, the Corporation shall deliver to each Holder a written notice of its intention to effect a Subsequent Financing ("**Pre-Notice**"), which Pre-Notice shall ask such Holder if it wants to review the details of such financing (such additional notice, a "**Subsequent Financing Notice**"). Upon the request of a Holder, and only upon a request by such Holder, for a Subsequent Financing Notice, the Corporation shall promptly, but no later than one Trading Day after such request, deliver a Subsequent Financing Notice to such Holder. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the nature of the person or persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment. At least two Trading Days prior to sending the Pre-Notices, the Corporation shall provide the Holders with the consent attached as Exhibit A (the "**Consent**"). No Pre-Notices or Subsequent Financing Notices will be sent to any Holders who do not return to the Corporation executed Consents prior to the distribution of the Pre-Notices.

(b) Any Holder desiring to participate in such Subsequent Financing must provide written notice to the Corporation by not later than 5:30 p.m. (New York City time) on the fifth Trading Day after all of the Holders that returned to the Corporation executed Consents have received the Pre-Notice that such Holder is willing to participate in the Subsequent Financing, the amount of such Holder's participation, and representing and warranting that such Holder has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Corporation receives no such notice from a Holder as of such fifth Trading Day, such Holder shall be deemed to have notified the Corporation that it does not elect to participate. For the purposes of this Section 4, a Holder shall be deemed to have received

a Consent, Pre-Notice or Subsequent Financing Notice, as applicable, upon the earlier of actual receipt or (a) personal delivery to the Holder to be notified, (b) when sent, if sent by electronic mail during normal business hours of the Holder, and if not sent during normal business hours, then on the Holder's next business day, or (c) one Trading Day after the Trading Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

(c) If by 5:30 p.m. (New York City time) on the fifth Trading Day after all of the Holders that returned to the Corporation executed Consents have received the Pre-Notice, notifications by the Holders of their willingness to participate in the Subsequent Financing is, in the aggregate, less than the total amount of the Participation Maximum, then the Corporation may effect the remaining portion of such Subsequent Financing on the terms and with the persons set forth in the Subsequent Financing Notice.

(d) If by 5:30 p.m. (New York City time) on the fifth Trading Day after all of the Holders that returned to the Corporation executed Consents have received the Pre-Notice, the Corporation receives responses to a Subsequent Financing Notice from Holders seeking to purchase more than the aggregate amount of the Participation Maximum, each such Holder shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum. "**Pro Rata Portion**" means the ratio of (x) the number of shares of Series G held by such Holder participating under this Section 4(d) and (y) the sum of the aggregate shares of Series G held by all the Holders participating under this Section 4(d).

(e) The Corporation must provide the Holders with a second Subsequent Financing Notice, and the Holders will again have the right of participation set forth above in this Section 4, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 30 Trading Days after the date of the initial Subsequent Financing Notice.

(f) The Corporation and each Holder agree that if any Holder elects to participate in a Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such Holder shall be required to agree to any restrictions on trading as to any of the Series G or shares of Common Stock issuable upon conversion of the Series G, or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Certificate of Designation, without the prior written consent of such Holder.

(g) Notwithstanding anything to the contrary in this Section 4 and unless otherwise agreed to by such Holder, the Corporation shall either confirm in writing to such Holder that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that such Holder will not be in possession of any material, non-public information, by the end of the 30th Trading Day following delivery of the Subsequent Financing Notice. If by such 30th Trading Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Holder, such transaction shall be deemed to have been abandoned and such Holder shall not be deemed to be in possession of any material, non-public information with respect to the Corporation or any of its subsidiaries relating to the Subsequent Financing.

(h) Notwithstanding the foregoing, this Section 4 shall not apply in respect of (i) shares of Series G issued to raise working capital in an aggregate amount not exceeding $10,000,000 (taking into account all prior issuances of Series G pursuant to this carve-out), or (ii) an Exempt Issuance. "**Exempt Issuance**" means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation, in an aggregate amount not to exceed 10% of shares of Common Stock outstanding pursuant to any stock or option plan duly adopted for such purpose by the Board, (b) securities issuable

upon the exercise or exchange of or conversion of the Series G and/or other securities issuable pursuant to existing agreements, exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Initial Issuance Date, provided that such securities have not been amended since the Initial Issuance Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than (1) in connection with stock dividends, stock splits or combinations or (2) automatic adjustments to such terms pursuant to anti-dilution, default or similar provisions of such securities) or to extend the term of such securities, (c) any securities issued pursuant to acquisitions or strategic transactions approved by a majority of the directors of the Corporation, provided that any such issuance shall only be to an entity (or to the equity holders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, or (d) securities issued for bona fide services provided to the Corporation not for the purpose of raising capital or to an entity whose primary business is investing in securities.

5. Remedies, Characterizations. Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation.

6. Conversion. Each share of Series G shall be convertible into that number of shares of Common Stock calculated by dividing the Stated Value of each share of Series G being converted by the Conversion Price. The initial Conversion Price shall be $0.01 which shall be subject to adjustment as provided in Section 8 and 9 below. In addition the Corporation shall issue the Holder converting all or any portion of Series G an additional sum (the "**Make Good Amount**") equal to $210 for each $1,000 of Stated Value of the Series G converted pro rated for amounts more or less than $1,000 (the "**Extra Amount**"). Subject to the Beneficial Ownership Limitation, the Make Good Amount shall be paid in Shares of Common Stock, as follows: The number of shares of Common Stock issuable as the Make Good Amount shall be calculated by dividing the Extra Amount by the product of **80%** times the average VWAP for the five Trading Days prior to the date a Holder delivered a notice of conversion to the Corporation (the "**Conversion Date**").

7. Conversion Limitations. The Corporation shall not affect any conversion of the Series G, and a Holder shall not have the right to convert such Series G, to the extent that after giving effect to the proposed conversion, the Holder (together with the Holder's affiliates and any persons acting as a group together with the Holder or any of the Holder's affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series G with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series G owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 12(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 7 applies, the determination of whether any Series G is convertible shall be in the sole discretion of the Holder, and the submission of a notice of conversion shall be deemed to be the Holder's

determination of whether the Series G may be converted, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section 7, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Corporation, or (iii) a more recent written notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. The "**Beneficial Ownership Limitation**" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Series G held by the Holder. The Holder, upon not less than 61 days' prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series G held by the Holder and the Beneficial Ownership Limitation provisions of this Section 7 shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 7 shall apply to a successor Holder of the Series G . For the purposes of this Certificate of Designation, the term "**Trading Day**" shall mean any day on which the Common Stock is eligible to be traded on the securities exchange or market on which the Common Stock is then traded, provided that "**Trading Day**" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York, NY time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

8. Stock Dividends and Stock Splits. If the Corporation, at any time while any Series G shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be adjusted proportionately. Any adjustment made pursuant to this Section 8 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

9. Adjustments to Conversion Price for Diluting Issues.

a. For purposes of this Section 9, the following definitions shall apply:

i. "**Additional Shares of Common Stock**" shall mean all shares of Common Stock issued (or, pursuant to Section 9(c) below, deemed to be issued) by the Corporation after the Initial Issuance Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities:

1. shares of Common Stock, Options or Convertible Securities issued in an Exempt Issuance;

2. as to any series of preferred stock, shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of preferred stock; and

3. shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 8.

ii. "**Convertible Securities**" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

iii. "**Option**" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

iv. "**Person**" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

v. "**Trading Market**" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, Pink Open Market (f/k/a OTC Pink), OTCQB or OTCQX (or any successors to any of the foregoing).

vi. "**VWAP**" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected jointly in good faith by the Corporation and the Holders of at least two-thirds of the Series G then outstanding, the fees and expenses of which shall be paid by the Corporation.

b. If and whenever on or after the Initial Issuance Date, but not after the earliest of (x) two years from the Initial Issuance Date or (y) the listing of the Common Stock for trading on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market,

the New York Stock Exchange, or the NYSE American, the Corporation issues or sells, or in accordance with this Section 9 is deemed to have issued or sold, Additional Shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, issued or sold or deemed to have been issued or sold) other than an Exempt Issuance, for a consideration per share (the "**Base Share Price**") less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Conversion Price then in effect is referred to herein as the "**Applicable Price**") (the foregoing a "**Dilutive Issuance**"), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the Base Share Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the Base Share Price under this Section 9(b)), the following shall be applicable:

i. If the Corporation in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 9(b), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof" shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

ii. If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for

such price per share. For the purposes of this Section 9(b)(ii), the "lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof" shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Series G has been or is to be made pursuant to other provisions of this Section 910(a)(a), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

iii. If (A) the purchase or exercise price provided for in any Options, (B) the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or (C) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 8 and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Securities), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 9(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Initial Issuance Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.

iv. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation

for such securities will be the arithmetic average of the VWAPs of such security for each of the five Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Holders of at least two-thirds of the outstanding Series G, which determination shall be binding on all Holders of Series G. If such parties are unable to reach agreement within 10 days after the occurrence of an event requiring valuation (the "**Valuation Event**"), the fair value of such consideration will be determined within five Trading Days after the 10th day following such Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Holders of at least two-thirds of the outstanding Series G. The determination of such appraiser shall be final and binding upon all parties absent manifest error. If such appraiser's valuation differs by less than 5% from the Corporation's proposed valuation, the fees and expenses of such appraiser shall be borne by the Holder, and if such appraiser's valuation differs by more than 5% from the Corporation's proposed valuation, the fees and expenses of such appraiser shall be borne by the Corporation.

v. No adjustment pursuant to this Section 9(b) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

c. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Holders of at least two-thirds of the then-outstanding Series G agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

10. Redeemed or Otherwise Acquired Series G. Any shares of Series G that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series G following redemption, conversion or acquisition.

11. Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation including by the filing of any Certificate of Designation (however such document is named), bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

12. Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, without first obtaining the written consent of at least two-thirds of the outstanding Series G , the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, its Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or

articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series G , regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, it being understood that the creation of a new security having rights, preferences or privileges senior to or on parity with the Series G in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes; (b) increase or decrease (other than by conversion) the authorized number of Series G; or (c) issue any Series E or Series D Preferred Stock, (d) issue any Series G in excess of 1,000,000 shares, (e) without limiting any provision hereunder, whether or not prohibited by the terms of the Series G, circumvent a right of the Series G.

13. Amendment. Except for the conversion limitations set forth in Section 7 of this Certificate of Designation, as otherwise set forth in this Section 13 of this Certificate of Designation and as otherwise required by law, this Certificate of Designation may be amended by the written consent or affirmative vote of at least two-thirds of the outstanding Series G.

14. Waiver. Except for the conversion limitations set forth in Section 7 of this Certificate of Designation and as otherwise set forth in this Section 14 of this Certificate of Designation, any of the rights, powers, preferences, privileges, restrictions, qualifications, limitations and other terms of the Series G set forth herein may be waived on behalf of all Holders of Series G by the written consent or affirmative vote of at least two-thirds of the outstanding Series G.

15. Specific Shall Not Limit General. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

16. Dividends.

(a) The rights of the Holders to receipt of dividends shall not be affected by the failure to declare such dividends and accrued dividends shall be included in connection with conversions into Common Stock and payment of any liquidation preference or redemption amount.

(b) From and after the Initial Issuance Date, cumulative dividends on each share of Series G shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 6% per annum based on a 360 day year on the Stated Value plus all unpaid accrued and accumulated dividends thereon. All accrued dividends shall be paid in cash only when, as and if declared by the Board of Directors out of funds legally available therefor or upon a liquidation or redemption of the Series G in accordance with the provisions of this Certificate of Designation; provided, that to the extent not paid on the last day of March, June, September and December of each calendar year (each such date, a "**Dividend Payment Date**"), all accrued dividends on any share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board of Directors and shall remain accumulated, compounding dividends until paid or converted. All accrued and accumulated dividends on the Series G shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities. "Junior Securities" means the Corporation's Common Stock, the Corporation's Series B Preferred Stock and Series D Preferred Stock and all other classes and series of equity securities of the Corporation which by their terms do not rank pari passu or senior to the Series G.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Chief Executive Officer as of this 15th day December, 2021.

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

By: ______________________
Name: John Mercadante
Title: Chairman and CEO

<u>Exhibit A</u>
Form of Information Consent

Transportation and Logistics Systems, Inc. (the "Company") has information or notice of a proposed event (collectively, the "Information") that it is either required to provide you pursuant to Certificate of Designation, Preferences, Rights and Limitations of Series G Convertible Preferred Stock of the Company ("Agreement") between you and the Company or believes that you would be interested in obtaining.

You acknowledge that receipt of the Information may restrict you from trading in the Company's securities until the Information is made public in accordance with the Agreement.

Please respond in writing if you do or do not want to be provided with the Information. If the Company does not receive your response within three business days, we will have the right to assume that you have chosen not to receive the Information and, if applicable, waived your right to any subsequent offering rights and any other rights provided for under the Agreements that require notice, for which this Information (including notice) is being given.

Please sign below and check the appropriate box below.

Sincerely,

TRANSPORTATION AND LOGISTICS, INC.

By:____
Name: ______________
Title: Chief Executive Officer

___ Yes. Please provide we with the Information

___ No. Do not provide me with the Information

____
____